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                                                                    EXHIBIT 1.05

                                   AGREEMENT

     THIS AGREEMENT, dated August 31, 2001, is by and between Campbell & Company, Inc. ("Campbell"), a commodity trading advisor and commodity pool operator, the Campbell Strategic Allocation Fund, L.P. ("CSAF") a Delaware limited partnership, H. Beck, Inc. ("HBI"), a Maryland corporation, and Steben & Company, Inc. ("SCI"), a Maryland corporation.

     WHEREAS, Campbell, CSAF and HBI are parties to an agreement dated January 12, 1994 titled "Campbell Strategic Allocation Fund, L.P. Auxiliary Selling Agreement" (the "Auxiliary Selling Agreement"), the terms of which provide that Campbell will compensate HBI, a broker-dealer registered with the Securities and Exchange Commission ("SEC") and a member of the National Association of Securities Dealers, Inc. ("NASD"), for providing certain services to and for CSAF;

     WHEREAS, Ken Steben, a registered representative of HBI, was instrumental in establishing the relationship evidenced by the Auxiliary Selling Agreement and currently, along with other HBI registered representatives (who also are employees of SCI), provides services on behalf of HBI under the Auxiliary Selling Agreement, and will continue to provide such services subject to the terms of this Agreement;

     WHEREAS, Ken Steben is the President and principal stockholder of SCI, a commodity introducing broker and commodity pool operator which Ken Steben desires to register as an SEC and NASD broker-dealer; and

     WHEREAS, the parties hereto desire to transfer all of HBI's rights, obligations and benefits under and to the Auxiliary Selling Agreement from HBI to SCI, and, in such event, that Ken Steben shall provide such services under the Auxiliary Selling Agreement solely on behalf of SCI as he had previously provided under the Auxiliary Selling Agreement on behalf of HBI.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

     1. Assignment and Acceptance. HBI hereby transfers and assigns all of its rights, title, interest and benefits under and to the Auxiliary Selling Agreement to SCI, free and clear of any claims, pledges, liens or other encumbrances, which SCI hereby accepts.

     2. Assumption. SCI hereby assumes the obligations of HBI under the Auxiliary Selling Agreement and agrees to perform and to be bound by each and every term and provision of the Auxiliary Selling Agreement and the parties hereto agree that by SCI's execution of this Agreement it shall be and become a party to the Auxiliary Selling Agreement in the place and stead of HBI and HBI shall be deemed to cease to be a party thereto and shall have no rights, interests or benefits thereunder.

     3. Effectiveness. Notwithstanding the parties' execution of this Agreement, this Agreement shall only become effective upon SCI's execution of an NASD Membership Agreement (which shall indicate that SCI may engage in activities relating to the private placement of securities) and the NASD's acceptance of such Membership Agreement, thereby evidencing SCI's status as a broker-dealer registered with the SEC and as a member of the NASD, as long as this takes place within two years of the date of this Agreement.

     4. Selling Agreement. The parties acknowledge and agree that promptly after the effectiveness of this Agreement, Campbell, CSAF and SCI will enter into a new selling agreement on terms and conditions similar to the terms and condition contained in the Selling Agreement between and among HBI, Campbell and CSAF, dated January 12, 1994 (the only difference being those changes as reflected in the "Form of Selling Agreement among the Partnership, the General Partner, PaineWebber Incorporated and the Selling Agent" as filed as Exhibit
1.01 by CSAF as part of its Registration Statement on August 8, 2000, and any additional changes that may be made to the Form after that date).

     5. Other Agreements. Except as may be expressly set forth herein, HBI and SCI agree that the terms of this Agreement shall not affect the terms and provisions of any prior agreement entered into between HBI and SCI.

     6. Miscellaneous.

          A. This Agreement shall be binding and inure to the benefit of the heirs, executors, administrators, successors and assigns of the parties and each of their respective heirs, executors, administrators, successors and assigns.

          B. This Agreement constitutes legal, valid and binding obligations of the parties, enforceable in accordance with its terms. This Agreement may not be modified unless the modification is in writing signed by all of the parties hereto.

          C. If any provision of this Agreement is held to be invalid, void or unenforceable, the remaining provisions of this Agreement shall remain valid and shall be enforced and construed as if such invalid portion were never as a part of this Agreement.

          D. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

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          E. This Agreement may be signed in one or more counterparts, each of which shall be an original and all of which together form one and the same instrument.

     IN WITNESS HEREOF, the parties hereto have caused this Agreement to be executed as of the last date shown below.

CAMPBELL & COMPANY, INC.

         By: /s/ THERESA D. BECKS                  8/31/01
------------------------------------------         -----------
         Chief Financial Officer                   Date

CAMPBELL STRATEGIC ALLOCATION FUND, L.P.

         By: /s/ THERESA D. BECKS                  8/31/01
------------------------------------------         -----------
         Chief Financial Officer                   Date
      Campbell & Company, Inc., G.P.

H. BECK, INC.

         By: /s/ GARY S. HURVITZ                   8/27/01
------------------------------------------         -----------
          Senior Vice President                    Date

STEBEN & COMPANY, INC.

            By: /s/ KEN STEBEN                     8/30/01
------------------------------------------         -----------
                President                          Date

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